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On September 16, 2013, the following transcript of a video message from Stephen Sadove was posted to the internal website of Saks Incorporated (“Saks” or the “Company”).

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Hi.  This is Steve Sadove and welcome to a special edition of Straight Talk.  I wanted to take a couple of minutes to update you on some recent developments related to our planned merger with Hudson’s Bay Company.

We’re making progress.  While some customary closing conditions still must be met, including the approval of our shareholders, we remain on track to bring our two companies together before the end of the calendar year.  In addition, the “go shop” period, where we were permitted to solicit alternative proposals from third parties, has expired.

The Hudson’s Bay team has said that a major driving force behind the merger is that they believe there is significant future growth opportunity at Saks.  I believe that, too.

Hudson’s Bay recently announced that they have formed an Integration Planning Group, in order to ensure a seamless transition in bringing the companies together.  This group will be comprised of management from both sides and will be headed by Marc Metrick, Hudson’s Bay Executive Vice President and Chief Administrative Officer.  Many of you know Marc as he spent a number of years at Saks prior to joining Hudson’s Bay, so he is very familiar with both companies and will be a good point person for the transition.

The other news – which I’m sure you’ve heard by now – is that immediately upon closing the transaction, both Ron Frasch, our President and Chief Merchant, and I will be leaving the Company.  It’s my understanding that Hudson’s Bay will announce Ron’s intended successor soon.

I know that this news may be surprising.  However, I’d urge you not to make any other assumptions or draw any conclusions about the future of Saks.  We’ll continue to be as forthright and transparent as possible with all of you through the end of this process.

It’s a very emotional time for both Ron and me.  We’re sad that this chapter in our lives is coming to a close.  Saks is a very special place, and it has been a privilege and honor to work with each of you over the last ten plus years.  Working at Saks has truly been the highlight of my career, and I’ll miss it.

We have such an amazing team – one that I consider the best in the industry.  Working together, we’ve accomplished so much.  We have developed and executed focused merchandising, marketing and service strategies.  We survived the recession and emerged as a stronger, more disciplined organization.  We’ve continued to modernize the Saks brand and elevate and differentiate our merchandise assortments.  Our marketing efforts have become even more strategic and targeted, and our brand and image marketing is among the best in the industry.  We’ve elevated our service levels and strive to deliver memorable experiences to our customers each and every day.  We’ve demonstrated our commitment to giving and to our communities through our national and local charity affiliations.  We’ve strengthened our balance sheet and improved our real estate.   We’ve built a powerful saks.com business and transformed OFF 5TH into an aggressive growth story.  And, through key technology enhancements, innovative thinking and incredible collaboration, our evolution to an omni-channel retailer has been a game changer.

Both Ron and I will be here through the transaction close, going about our normal day-to-day responsibilities.  Just as Ron and I will, I urge each of you to remain focused on executing our business plans as we prepare for a smooth transition to new ownership.

Ron and I are extremely proud of the legacy that we will leave to Hudson’s Bay.  Thanks for all that you’ve done to create that legacy and make Saks such a special place.  And I’ll see you in the stores.

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On September 16, 2013, Saks distributed the following communication to employees of the Company at the request of Hudson’s Bay Company.

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Dear Associates,

Richard Baker, Governor and CEO of Hudson’s Bay Company, asked me to forward this memo and press release to you regarding the planned management and organization structure of Saks and HBC, post-merger.

Thank you.

Steve

MEMO:

Dear Saks Team:

I want to share with you several new developments designed to ensure that strong, capable leadership is in place for the future of Saks Fifth Avenue and our combined businesses.

Today we are announcing that Marigay McKee, the Chief Merchant of Harrods, will be joining HBC as President of Saks Fifth Avenue. Marigay’s new role will take effect shortly after completion of the merger, which is on track to close before the end of 2013, subject to customary closing conditions.

We are thrilled to have an experienced and accomplished luxury retail executive of Marigay’s caliber as head of the Saks business. Marigay has a proven track record of success on an international scale. In her nearly 15-year career with Harrods, she has had a positive impact across a wide range of areas, including womenswear, accessories, jewelry, beauty and fashion merchandising, marketing and visual merchandising, and brand strategy.

Marigay shares our vision for Saks as a distinctive brand within the HBC family. She will keep us focused on maintaining Saks’ fashion leadership and impeccable customer service, while growing the business to new heights. I know she is excited by the opportunity to work with the Saks team and looks forward to meeting with you as soon as possible.

It is also my pleasure to announce that Jennifer de Winter will take on new responsibilities as EVP-Chief Merchandising Officer of Saks following the merger. This is an important and well-deserved position for Jennifer, and we are fortunate to have her on our team going forward. Her role will ensure continuity with Saks’ traditions and culture, and a seamless merger process. Jennifer will report to Marigay.

Finally, I want to let you know about another organizational development designed to support HBC’s position as a growing, premier North American retailer and to make the merger a solid success for all of us. We have created a new Office of the Chairman, consisting of myself and Donald Watros, HBC’s Chief Operating Officer. The leaders of HBC’s retail businesses, including Saks, as well as key holding company executives and the heads of certain shared services units, will report to the Office of the Chairman.

As I noted in my last communication to you, Marc Metrick, HBC’s Executive Vice President and Chief Administrative Officer, will lead our Integration Planning Group, with the responsibility of integrating the Saks business into the HBC portfolio. Marc Metrick and Don Watros have a combined 25 years of years of experience at Saks Inc. Their involvement, along with Jennifer’s 18 years at Saks, will ensure that we maintain a deep respect for the unique qualities and values of Saks – both during the merger process and beyond.

It has been announced that Steve Sadove and Ron Frasch will not continue with the company following the close of the transaction.  I want to thank Steve and Ron for their contributions to the success of Saks Fifth Avenue and wish them well in their future endeavors.

Thank you in advance for your efforts to make the merger a win-win, and I look forward to communicating with you on a regular basis as our plans progress.

Best,

Richard Baker

Governor and CEO

Hudson’s Bay Company

RELEASE:

HBC Announces Future President of Saks Fifth Avenue

Establishes Office of the Chairman

New organizational structure in place for growth

TORONTO, September 16, 2013 – Hudson’s Bay Company (TSX: HBC) (“HBC” or the “Company”) today announced the appointment of Marigay McKee as the future President of Saks Fifth Avenue.  The appointment will take effect shortly after completion of the planned Saks acquisition, which is expected to close before the end of the calendar year, subject to approval by Saks shareholders, regulatory approvals and other customary closing conditions.

“Marigay McKee’s experience as an effective world-class leader in the international luxury retail space is well-aligned with our vision for the Saks Fifth Avenue brand,” said Richard Baker, Governor and CEO of Hudson’s Bay Company.  “She has a proven track record of success at the highest level of luxury and I’m very excited for her to head up our Saks business at HBC.”

McKee joins Hudson’s Bay Company with an extensive resume in the luxury retail sector and over 20 years of management and merchandising experience.  As Chief Merchant of Harrods, she has overseen the planning and implementation of the merchandising and creative strategies since 2011.  She has served on the company’s Board of Directors since 2005, where she worked closely with the company’s shareholders and owners to set the strategic vision for the organization.

McKee joined Harrods in 1999 and was appointed General Merchandising Manager of Beauty in 2000. Over the next several years she added responsibilities for accessories, jewelry and womenswear. McKee was given responsibility for all beauty and fashion merchandising in 2007, where she doubled key businesses, and drove profit and growth strategies.  She also oversaw brand and merchandising strategy, marketing and visual merchandising.  McKee is a member of the British Fashion Council board, Chairman of the BFC/Vogue Fashion Fund Mentoring Committee, a luxury advisor to the Financial Times, and has done consultancy work in Russia with TSUM and Mercury Group.

“I am delighted to join Hudson’s Bay Company to head up Saks Fifth Avenue and work with their dedicated team,” said McKee.  “Saks Fifth Avenue is one of the world’s preeminent luxury retailers with a rich history and tradition of exceptional customer service.” McKee added, "Saks presents a great opportunity as a world class brand with new frontiers for development.  I'm excited for this unique challenge as we embark on this new chapter at the company."

New organizational structure in place for growth

In addition, HBC announced the creation of a new Office of the Chairman, consisting of Richard Baker, Governor and CEO, and Donald Watros, Chief Operating Officer. The senior executives of HBC’s retail businesses, as well as other key holding company executives and the heads of certain shared services units, will report to the Office of the Chairman. This new organizational structure is designed to advance the Company’s development as a growing, premier North American retailer and ensure a seamless merger process with Saks.

Mr. Baker added, “With the Office of the Chairman we are creating a robust leadership team that will focus on managing and growing HBC, along with our strong and expanding portfolio of brands. Our goals for this new structure are to maintain the unique identity of each retail brand, to build an effective and cost-efficient platform of shared services, and to position the Company for growth and expansion.”

Don Watros noted, “By creating a well-coordinated operating structure reporting to the Office of the Chairman, we can ensure that each business is managed in a consistent fashion aligned with HBC’s corporate goals.  Furthermore, this structure will provide each brand with the resources and investment it needs to best serve its customers and realize its growth potential, maximizing the performance of the Company overall.”  He added, “I’m pleased to welcome Marigay to HBC and am confident that she is well positioned to lead the Saks team, in keeping with our goals to operate and grow Saks as a separate business unit under the HBC umbrella.“

Additionally it has been announced that Marc Metrick, currently Executive Vice President of HBC, will become Chief Administrative Officer reporting to the Office of the Chairman. In his new role, Mr. Metrick’s principal responsibility will be integrating the Saks business into the HBC portfolio.

Jennifer de Winter, currently EVP, Director of Stores for Saks, Inc. will take on the role of EVP, Chief Merchandising Officer of Saks Fifth Avenue, where she will report to Marigay McKee.

“Our team is structured to ensure business as usual at Saks Fifth Avenue.  We will continue to focus on customer service and fashion leadership, along with ensuring a seamless transition both internally and externally.  Don and Marc were formerly executives at Saks Inc., and bring with them a total of nearly 25 years there.  Combined with Jennifer’s 18-year history with the company, we have a strong bench of executives with a deep appreciation for Saks’ culture, traditions and strengths,” Baker noted.

The following key positions will report to the Office of the Chairman:

Holding Company and Shared Services

Chief Administrative Officer

Chief Financial Officer

Human Resources

General Counsel

President—Real Estate

Executive Vice President—Store Planning, Construction & Design

Executive Vice President—Shared Services Group

Retail Business Units

President—HBC Department Store Group (responsible for the Hudson’s Bay and Lord & Taylor banners)

President—Saks Fifth Avenue (subject to approval of the merger transaction)

Executive Vice President—Outlets

Senior Vice President—Home Outfitters

Additionally, it has been announced that Steve Sadove, Chairman & CEO of Saks Incorporated, and Ron Frasch, President and Chief Merchant of Saks Fifth Avenue, will not continue with the company following the close of the transaction.  Baker said, “I want to thank Steve and Ron for their contributions to the success of Saks Fifth Avenue and wish them well in their future endeavors.”

About Hudson's Bay Company

Hudson's Bay Company (HBC), founded in 1670, is North America's longest continually operated company. In Canada, HBC operates Hudson's Bay, Canada's largest department store with 90 locations, unsurpassed in its fashion, beauty, home and accessory designers and brands, as well as thebay.com. HBC also operates Home Outfitters, Canada's largest home specialty superstore with 69 locations across the country. In the United States, HBC operates Lord & Taylor, a department store with 48 full-line store locations throughout the northeastern United States and in two major cities in the Midwest, and lordandtaylor.com. With approximately 29,000 Associates in Canada and the U.S., Hudson's Bay Company banners provide stylish, quality merchandise at great value, with a dedicated focus on service excellence. Hudson's Bay Company trades on the Toronto Stock Exchange under the symbol "HBC".

About Saks Fifth Avenue

Saks Fifth Avenue, one of the world’s pre-eminent specialty retailers, is renowned for its superlative American and international designer collections, its expertly edited assortment of handbags, shoes, jewelry, cosmetics and gifts, and the first-rate fashion expertise and exemplary client service of its Associates. Today, Saks operates 41 full-line stores in 20 states, five international licensed stores, 69 Saks Fifth Avenue OFF 5TH stores and saks.com, the company’s online store.

Forward-Looking Statements

There can be no assurance that the transaction with respect to Saks Incorporated will close or that an equity or debt offering will be undertaken or completed in whole or in part or the timing of any such transaction. No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This press release does not constitute a solicitation of an offer to purchase, or an offer to sell, securities in the United States or elsewhere. Closing of the transaction is not conditional on the completion of any of the foregoing.

Information in this press release that is not current or historical factual information may constitute forward-looking information, including future-oriented financial information and financial outlooks, within the meaning of securities laws, related to the timing and completion of the Saks acquisition (including the financing thereof) and the anticipated benefits of such acquisition, including the timing and value of anticipated synergies, revenue growth potential, unlocking real estate portfolio and reducing HBC’s quarterly dividend. This information is based on certain assumptions regarding expected growth, results of operations, performance, and business prospects and opportunities. While the Company considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Forward-looking information is subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what the Company currently expects. These risks, uncertainties and other factors include, but are not limited to: credit, market, currency, operational, liquidity and funding risks, including changes in economic conditions, interest rates or tax rates, the timing and market acceptance of future products, competition in the Company's markets, the growth of certain business categories and market segments and the willingness of customers to shop at the Company's stores, the Company's margins and sales and those of the Company's competitors, the Company's reliance on customers, risks and uncertainties relating to information management, technology, supply chain, product safety, changes in law, regulations, competition, seasonality, commodity price and business disruption, the Company's relationships with suppliers and manufacturers, changes to existing accounting pronouncements, the ability of the Company to successfully implement its strategic initiatives, changes in consumer spending, managing our portfolio of brands and our merchandising mix, seasonal weather patterns, economic, social, and political instability in jurisdictions where suppliers are located, increased shipping costs, potential transportation delays and interruptions, the risk of damage to the reputation of brands promoted by the Company and the cost of store network expansion and retrofits, compliance costs associated with environmental laws and regulations, fluctuations in currency and exchange rates, commodity prices, the Company's ability to maintain good relations with its employees, changes in the law or regulations regarding the environment or other environmental liabilities, the Company's capital structure, funding strategy, cost management programs and share price, the Company's ability to integrate acquisitions and the Company's ability to protect its intellectual property.

For more information on these risks, uncertainties and other factors the reader should refer to the Company's filings with the securities regulatory authorities, including the Company's annual information form dated April 30, 2013, which is available on SEDAR at www.sedar.com. To the extent any forward-looking information in this press release constitutes future-oriented financial information or financial outlooks, within the meaning of securities laws, such information is being provided to demonstrate the potential of the Company and readers are cautioned that this information may not be appropriate for any other purpose. Future-oriented financial information and financial outlooks, as with forward-looking information generally, are based on assumptions and subject to risks, uncertainties and other factors. Actual results may differ materially from what the Company currently expects. Other than as required under securities laws, the Company does not undertake to update any forward-looking information at any particular time. The reader should not place undue importance on forward-looking information and should not rely upon this information as of any other date. All forward-looking information contained in this press release is expressly qualified in its entirety by this cautionary statement.

Additional Information and Where to Find It

These materials do not constitute a solicitation of any vote or approval.  In connection with the proposed merger, Saks filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other documents relating to the proposed merger on August 19, 2013.  When completed, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed or otherwise provided to The Company’s shareholders.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.saksincorporated.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Saks Incorporated, Investor Relations Department, 12 East 49th Street, New York, New York 10017, telephone: (865) 981-6243.

The Company and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by HBC. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, and its definitive proxy statement for the 2013 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of the Company by HBC will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.saksincorporated.com.

Forward-Looking Statements

The information contained in these materials that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws.  Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below.  Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties.  These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of Saks’ merger agreement with Hudson’s Bay Company (“HBC”), (2) the failure to obtain Saks shareholder approval of the merger with HBC or the failure to satisfy any of the other closing conditions to the merger, (3) the failure of HBC to obtain the necessary financing arrangements set forth in the debt commitment letter and equity investment agreement providing for its financing of the merger, (4) risks related to disruption of management’s attention from Saks’ ongoing business operations due to the transaction, (5) the effect of the announcement of the merger on the ability of Saks to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; (7) macroeconomic conditions and their effect on consumer spending; (8) the Company’s ability to secure adequate financing; (9) adequate and stable sources of merchandise; (10) the competitive pricing environment within the retail sector; (11) the effectiveness of planned advertising, marketing, and promotional campaigns; (12) favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; (13) appropriate inventory management; (14) effective expense control; (15) successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; (16) geo-political risks; (17) weather conditions and natural disasters; (18) the performance of the financial markets; (19) changes in interest rates; and (20) fluctuations in foreign currency and exchange rates.

Additional factors that may cause Saks’ actual results to differ materially from those described in the forward-looking statements may be found in Saks’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.